Exhibit 99.1

NEWS RELEASE FOR INFORMATION CONTACT: Glimcher Realty Trust 150 East Gay Street Columbus, Ohio 43215 www.glimcher.com

Mark E. Yale Sr. V.P., CFO (614) 887-5610 myale@glimcher.com	Carolee J. Oertel Mgr., Investor Relations (614) 887-5613 coertel@glimcher.com

FOR IMMEDIATE RELEASE
Tuesday, January 3, 2006

GLIMCHER ANNOUNCES STRATEGIC JOINT VENTURE ARRANGEMENT
WITH OXFORD PROPERTIES GROUP

Joint Venture acquires Puente Hills Mall

COLUMBUS, OH - January 3, 2006 - Glimcher Realty Trust, (NYSE: GRT), one of the country’s premier retail REITs, today announced the formation of a joint venture (the “Venture”) with Oxford Properties Group (“Oxford”), the global real estate platform for the Ontario (Canada) Municipal Employees Retirement System (OMERS), to acquire anchored retail properties in the United States. The initial acquisition of the Venture was the $170.1 million purchase of Puente Hills Mall (the “Mall”), located in the Los Angeles metro area. In connection with the acquisition, the Venture assumed an $88.8 million non-recourse mortgage loan, with the remainder of the purchase price being funded by the Company and contributions to the Venture from OMERS. The transaction closed on December 29, 2005. The Company previously announced that it had entered into a definitive agreement to acquire the Mall on November 8, 2005.

The Company owns a 52% interest in the Venture and Oxford owns the remaining 48% interest. All of the properties to be acquired by the Venture will be operated by Glimcher under separate management agreements. Under these agreements, Glimcher will be entitled to management fees, leasing commissions and other compensation including an asset management fee and acquisition fees based upon the purchase price paid for each property. Under the Venture agreement, Glimcher will be entitled to receive certain promotes once Oxford earns specified returns on each individual acquisition. Oxford intends to allocate, subject to final approval by its Investment Committee, an additional $200 million in equity towards the purchase of anchored retail properties through the Venture with Glimcher.

Michael P. Glimcher, President and CEO stated, “I am excited to announce this Venture with such a highly respected and experienced real estate partner with a proven track record for success. Through this relationship, Glimcher will be able to increase its return on investment, diversify risk and be more competitive in today’s acquisition environment.”

“Oxford is pleased with not only this first investment with Glimcher Realty Trust, but also the opportunity for further investments with this new strategic partner,” said R. Michael Latimer, President and CEO of Oxford.

Glimcher Realty Trust
Add 2

About the Company

Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of enclosed regional and super-regional malls.

Glimcher Realty Trust’s common shares are listed on the New York Stock Exchange under the symbol “GRT.” Glimcher Realty Trust’s Series F and Series G preferred shares are listed on the New York Stock Exchange under the symbols “GRT.F” and “GRT.G,” respectively. Glimcher Realty Trust is a component of the Russell 2000 Index, representing small cap stocks, and the Russell 3000 Index, representing the broader market.

About Oxford Properties Group and OMERS

Headquartered in Toronto, Canada, Oxford owns and manages an approximately $10 billion portfolio of diverse real estate assets. Additional information about Oxford can be found at www.oxfordproperties.com. OMERS is the third largest pension plan in Canada with assets under management of close to $40 billion. Additional information about OMERS can be found at http://www.omers.com/.

Glimcher was advised on the formation of the Venture by Wachovia Securities.

Forward Looking Statements

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy. Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements. Risks and other factors that might cause differences, some of which could be material, include, but are not limited to economic and market conditions, tenant bankruptcies, bankruptcies of joint venture partners, rejection of leases by tenants in bankruptcy, financing and development risks, construction and lease-up delays, cost overruns, the level and volatility of interest rates, the rate of revenue increases versus expense increases, the financial stability of tenants within the retail industry, the failure of the Company to make additional investments in regional mall properties and redevelopment of properties, failure of the Company to complete proposed or anticipated acquisitions, the failure to sell properties as anticipated and to obtain estimated sale prices, the failure to fully recover tenant obligations for common area maintenance, insurance, taxes and other property expenses, the failure to achieve earnings/Funds From Operations targets, the failure to sell additional community centers, failure of the Company to qualify as a real estate investment trust (“REIT”), termination of existing joint venture arrangements, conflicts of interest with our existing joint venture partners, the failure to achieve estimated sales prices and proceeds from the sale of additional community centers, increases in impairment charges, failure to refinance debt at favorable terms and conditions, significant costs related to environmental issues, as well as other risks listed from time to time in the Company’s reports filed with the Securities and Exchange Commission or otherwise publicly disseminated by the Company.

Visit Glimcher at: www.glimcher.com

--30--